Exhibit 99.1

EMERGE INTERACTIVE REPORTS FIRST QUARTER RESULTS

SEBASTIAN, Florida, May 15, 2006 – eMerge Interactive, Inc. (NASDAQ: EMRG), a technology company focusing on the agricultural industry, today announced results for the three months ended March 31, 2006.

Revenues for the three months ended March 31, 2006 decreased 50% to $379,000 from $751,000 for the three months ended March 31, 2005. Gross profit for the three months ended March 31, 2006 decreased 43% to $241,000 for the quarter ended March 31, 2006 from $423,000 for the first quarter of 2005.

Revenues in the first quarter of 2006 reflect an 84% improvement in the Company’s individual-animal tracking and database management services offset by a 68% decrease in the Company’s Food Safety Technologies (“FST”) products and services. FST revenues for the first quarter of 2006 consist of lease revenues on the two CIS units currently under lease. FST revenues in the first quarter of 2005 included lease revenues from three CIS units and the sale of one CIS unit that had previously been under a lease agreement. The sale of this CIS unit had the effect of increasing revenue in the first quarter of 2005 by $377,000, and increasing gross profit by $160,000.

Selling, general and administrative expenses for the three months ended March 31, 2006 increased 21% to $1.6 million from $1.3 million in the comparable period of the prior year. Technology and development expenses of $420,000 decreased 14% from the comparable period of the prior year. Operating loss for the three months ended March 31, 2006 increased 10% to $1.9 million from $1.7 million in the comparable prior-year period. Included in operating loss for the three months ended March 31, 2006 is $175,000 of depreciation expense, which includes $33,000 of depreciation expense classified as cost of revenue, compared to $397,000 of depreciation expense, which included $42,000 of depreciation expense classified as cost of revenue, in the same prior-year period.

The increase in SG&A expenses is due primarily to the non-cash expense relating to vesting stock options of $168,000 resulting from the adoption of SFAS 123(R) as well as severance expense for the workforce reduction completed on March 7, 2006. Lower technology and development expenses reflect primarily the Company’s decision to halt research and development of VerifEYE™ derivative products in March 2006. The lower technology and development expenses for the quarter ended March 31, 2006 were offset in part by the non-cash expense relating to vesting stock options of $17,000 resulting from the adoption of SFAS 123(R) as well as $124,000 in severance expense for the workforce reduction completed in March 2006.

Net loss for the first quarter of 2006 was $2.2 million, or $0.04 per share, compared to $1.6 million, or $0.03 per share, in the comparable prior-year period. Included in net loss for the quarter ended March 31, 2006 is a $301,000 non-cash expense related to the re-pricing of common stock warrants issued in connection with the Company’s three equity financings completed during the fourth quarter of 2003, the first quarter of 2004 and the fourth quarter of 2004. These warrants were repriced to $0.36 per share upon completion of the January 2006 equity financing.

“Our first quarter 2006 results show relatively high percentage increases in our Animal Information Solutions (“AIS”) revenue and gross profit,” said David Warren, eMerge’s President and Chief Executive Officer, “with total head under management increasing 138% in the first quarter of 2006 compared to the first quarter of 2005. Although we are short of our 2006 financial goals, we believe that the beef industry reaction to the anticipated reopening of critical export markets and the growing demand for verified and differentiated beef products will drive the increased demand for CattleLog™ products and services.

“Our FST revenues and gross profit are down from the same period a year ago, but we continue to work with Cargill and other packers to expand the adoption of our CIS technology. We believe that our current cash position and the implementation of previously discussed, as well as ongoing, cost cutting measures will allow us to proceed with our business plans for the coming year.”

The Company ended the first quarter of 2006 with $4.4 million in cash and cash equivalents. The Company expects to meet its 2006 cash requirements with cash on hand and the expected cash flows from operations. However, if sales from products and services continue to fall short of expectations in 2006, the Company will need to seek additional sources of liquidity and implement additional cost control measures. There can be no assurance that sources of liquidity will be available in an amount and on terms that are acceptable to the Company.

Quarterly Webcast

eMerge will host a Webcast today at 10:00 a.m. (Eastern) to discuss first quarter results. You can access the Webcast through the Company’s Website address at www.emergeinteractive.com.

About eMerge Interactive

eMerge Interactive, Inc. is a technology company focusing on the agricultural industry. The Company’s products include CattleLog, a USDA-approved Process Verified Program (“PVP”) providing individual-animal data collection and reporting that enables livestock tracking, verification and branding; the VerifEYE CIS, a real-time, optical inspection system that scans beef carcasses in packing plants; and the Solo handheld inspection unit, a portable instrument, incorporating the VerifEYE imaging technology. For more information about eMerge Interactive, including the risks and uncertainties associated with its business, and to view its filings with the Securities and Exchange Commission, please visit www.emergeinteractive.com.

For additional information regarding this press release or if you have investor questions, please contact Robert E. Drury, eMerge’s Chief Financial Officer, at (772) 581-9741.

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements containing words such as “anticipates,” “believes,” “expects,” “intends,” “may,” “will” and words of similar meaning. These statements involve various risks and uncertainties. A number of factors could cause actual results to differ materially from those described in these forward-looking statements, including the rate of adoption of our products and services, our ability to grow revenue and margins, our ability to implement our expansion strategy, the impact of competition on pricing, the impact of litigation, general economic conditions and other factors discussed in this release and as set forth from time to time in our other public filings and public statements. Readers of this release are cautioned to consider these risks and uncertainties and not to place undue reliance on these forward-looking statements.

eMerge Interactive, Inc.

Condensed Statements of Operations

(unaudited)

	Three Months Ended March 31,
	2006	2005
Revenue	$379,000	$751,000
Cost of revenue	138,000	328,000

Gross profit	241,000	423,000

Operating expenses:
Selling, general and administrative	1,599,000	1,321,000
Technology and development	420,000	491,000
Depreciation	142,000	355,000

Operating loss	(1,920,000)	(1,744,000)
Interest and other income, net	35,000	127,000
Interest expense	(5,000)	(4,000)
Loss on disposal of assets	—	(6,000)
Net increase in fair value of common stock warrants	(301,000)	(22,000)

Loss from continuing operations	(2,191,000)	(1,649,000)
Discontinued operations:
Gain from discontinued operations	9,000	19,000

Net loss	$(2,182,000)	$(1,630,000)

Net loss per common share – basic and diluted	$(0.04)	$(0.03)

Weighted average number of common shares outstanding – basic and diluted	57,859,894	49,456,930

eMerge Interactive, Inc.

Condensed Balance Sheets

(unaudited)

	March 31, 2006	December 31, 2005
Assets
Current assets:
Cash and cash equivalents	$4,444,000	$2,943,000
Trade accounts receivable, less allowance for doubtful accounts	137,000	119,000
Inventories	267,000	236,000
Other current assets	378,000	481,000

Total current assets	5,226,000	3,779,000
Property, plant and equipment, net of accumulated depreciation	976,000	1,115,000
Food safety systems installed at customers, net of accumulated depreciation	436,000	470,000
Other assets	25,000	38,000

Total assets	$6,663,000	$5,402,000

Liabilities and Stockholders’ Equity
Current liabilities:
Current installments of capital lease obligations	$5,000	$5,000
Accounts payable	209,000	153,000
Accrued liabilities	471,000	402,000
Advance payments from customers - current portion	842,000	842,000

Total current liabilities	1,527,000	1,402,000
Capital lease obligation, excluding current installments	6,000	7,000
Advance payments from customers - long term	320,000	531,000

Total liabilities	1,853,000	1,940,000

Stockholders’ equity:
Common stock	494,000	423,000
Additional paid-in capital	219,315,000	215,856,000
Accumulated deficit	(214,571,000)	(212,389,000)
Treasury stock	(428,000)	(428,000)

Total stockholders’ equity	4,810,000	3,462,000

Total liabilities and stockholders’ equity	$6,663,000	$5,402,000